EXHIBIT 99.1
                                                                    ------------


FOR IMMEDIATE RELEASE

For further information contact:
Oryx Technology Corp.
Philip Micciche/Mitchel Underseth
(510) 492-2080


                         ORYX TECHNOLOGY CORP. ANNOUNCES
                         ONE FOR TEN REVERSE STOCK SPLIT

FREMONT,  CA (June  15,  2001)  -- Oryx  Technology  Corp.  (Nasdaq:  ORYXC),  a
technology management company, today announced that it has approved a one-for-ten reverse stock split of the Company's common stock. The reverse stock split will take effect on June 19, 2001.

At a Special Meeting of Stockholders, held June 15, 2001, Oryx's stockholders approved a proposal to grant the Company's board of directors authority to authorize a reverse stock split of the Company's common stock in a one-for-ten ratio.

The Company's board of directors approved the one-for-ten reverse stock split in an attempt to maintain compliance with Nasdaq's minimum $1 bid requirement for continued listing on the Nasdaq SmallCap Market.

"We continue to take important steps to strengthen our operations," said Philip Micciche, President and Chief Executive Officer of Oryx, "With the exception of the minimum $1 bid price requirement, we believe we meet all of Nasdaq's conditions for continued listing on the Nasdaq SmallCap Market. Although there can be no assurance that a reverse stock split will produce the desired effect, we believe that given the current price of our common stock, the reverse split may enable us to meet all of Nasdaq requirements and sustain our listing."

Each ten shares of issued and outstanding common stock will be converted into one issued and outstanding share of common stock. All fractional shares resulting from the reverse stock split will be aggregated per stockholder and rounded up to the next number of whole shares of common stock. The reverse stock split will be reflected on The Nasdaq SmallCap Market as of June 19, 2001. A "D" will be appended to the Company's trading symbol for 20 trading days so the trading community is aware of the reverse split. After 20 trading days, the "D" will be removed from the symbol.

Oryx Technology Corp.
May 24, 2001
Page 2


Company Profile

Headquartered in Fremont, California, Oryx Technology Corp. is a technology management company with a proprietary portfolio of high technology products in surge protection. Oryx also provides management services to early-stage technology companies through its affiliate, Oryx Ventures, LLC. Oryx's common stock temporarily trades on the NASDAQ SmallCap Market under the symbol ORYXC.

Forward-Looking Statements

Certain of the matters discussed in this release are forward-looking and involve a number of risks and uncertainties. Oryx's actual results could differ materially from those described for a variety of factors. Such factors could include, but are not limited to, those discussed in "Risk Factors" and
"Management's Discussion and Analysis" in Oryx's Form 10-KSB/A filed for the fiscal years ended February 29, 2000 and February 28, 2001, as well as those discussed elsewhere in other public filings made by Oryx with the Securities and Exchange Commission. Among the factors that could cause actual results to differ materially are the following: adverse changes in the specific markets for Oryx products, adverse business conditions, dependence on licensees of Oryx technology for the commercial success of new products, lack of success in technological advancement, management of cost controls and cash resources, need for additional financing and other factors.


                                      # # #


                                       2